Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm


The Board of Directors
Delta Petroleum Corporation:

We consent to the incorporation by reference in the Form S-8 registration statement of Delta Petroleum Corporation relating to the Delta Petroleum Corporation New-Hire Equity Incentive Plan of our reports dated February 28, 2008, with respect to the consolidated balance sheets of Delta Petroleum Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income (loss), and cash flows for the years ended December 31, 2007 and 2006, the six months ended December 31, 2005 and the year ended June 30, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Delta Petroleum Corporation.

Our report dated February 28, 2008 refers to the adoption of FASB
Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109, effective as of January 1, 2007 and the adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payments, as of July 1, 2005.


/s/ KPMG LLP

KPMG LLP

Denver, Colorado
June 24, 2008